Exhibit 99.1

Anebulo Pharmaceuticals Announces $6.6 million Private Placement Financing

AUSTIN, Texas (September 26, 2022) – Anebulo Pharmaceuticals, Inc. (Nasdaq: ANEB), a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication (ACI) and substance addiction (the “Company” or “Anebulo”), today announced that it has agreed to sell an aggregate of 2,264,650 common shares and accompanying warrants to purchase up to 2,264,650 shares of common stock to certain institutional accredited investors through a private investment in public equity (“PIPE”) financing at a price of $2.935 per share and accompanying warrant. The warrants have an exercise price of $4.215 per share, are exercisable immediately, and will expire five years following the date of issuance. The closing of the PIPE is expected to occur on or about September 29, 2022, subject to customary closing conditions.

The PIPE financing included participation from new and existing investors, including 22NW, L.P. and its affiliates.

The Company anticipates using the net proceeds from the private placement to advance the development of ANEB-001 and for other general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Anebulo Pharmaceuticals, Inc.

Anebulo Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel solutions for people suffering from acute cannabinoid intoxication and substance addiction. Its lead product candidate, ANEB-001, is currently in a Phase 2 clinical trial (www.clinicaltrials.gov/ct2/show/NCT05282797) to evaluate its utility in reversing the negative effects of acute cannabinoid intoxication within one hour of administration. This trial is being run in the Netherlands by the Centre for Human Drug Research (CHDR). ANEB-001 is a competitive antagonist at the human cannabinoid receptor type 1 (CB1). For further information about Anebulo, please visit www.anebulo.com.

Forward-Looking Statements

Statements contained in this press release that are not statements of historical fact are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these forward-looking statements can be identified by words such as “anticipate,” “expect” and other comparable terms. Forward-looking statements include statements regarding the timing, size and completion of the private placement as well as the anticipated use of the net proceeds therefrom. You are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, risks associated with market conditions and the Company’s business. These and other risks are described in under the “Risk Factors” heading of Anebulo’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on September 9, 2022. All forward-looking statements made in this press release speak only as of the date of this press release and are based on management’s assumptions and estimates as of such date. Except as required by law, Anebulo undertakes no obligation to update or revise forward-looking statements to reflect new information, future events, changed conditions or otherwise after the date of this press release.

CONTACTS:

Anebulo Pharmaceuticals, Inc.

Scott Anderson

Head of Investor Relations and Public Relations

(858) 229-7063

scott@anebulo.com

Rex Merchant

Chief Financial Officer

(512) 598-0931

IR@anebulo.com

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